FANSTEEL INC. - INITIAL DISTRIBUTIONS

NORTH CHICAGO, ILLINOIS - February 25, 2004 - Fansteel Inc. ("Fansteel" or the "Company") today announced that an initial distribution of cash and new common stock, par value $.01 of the Company (the "Common Stock"), pursuant to the terms of Fansteel and its U.S. subsidiaries' second amended joint plan of reorganization (as modified, the "Plan") commenced on February 23, 2004.

After establishing required reserves for disputed claims and potential additional claims arising from avoidance action recoveries, this initial distribution of cash in the approximate amount of $11,135,000 and Common Stock of approximately 1,976,400 shares, inclusive of 757,486 shares to the Pension Benefit Guaranty Corporation (the "PBGC"), was commenced to holders of allowed general unsecured claims, allowed environmental claims, allowed convenience class claims and the Pension Benefit Guaranty Corporation (the "PBGC") in accordance with their respective treatment under the Plan. As disputed claims are resolved and avoidance actions adjudicated or settled, additional periodic pro rata distributions of cash, Common Stock and 70% of any net recoveries from avoidance actions will subsequently be made to holders of allowed general unsecured claims as provided in the Plan.

The shares of Common Stock were not issued in certificated (paper) form but instead were issued in book entry held on the record of the transfer agent, Mellon Investor Services. Physical stock certificates are available upon request.

The stockholders of pre-reorganized Fansteel (the "Old Stockholders") will receive their pro rata share of 855,000 shares of Common Stock pursuant to the instructions provided by the transfer agent contained in the transmittal form which was mailed to the Old Stockholders on February 20, 2004.

The ticker symbol for the Company is now FELIV. The new common stock will trade on the over-the-counter Pink Sheets and trading information can be found at www.pinksheets.com.

Fansteel is a manufacturer of engineered metal components and aerospace castings used in a variety of markets including automotive, energy, military and commercial aerospace, agricultural and construction machinery, lawn and garden equipment, marine, plumbing and electrical hardware industries.

This release contains "forward-looking statements" as defined under the Federal Securities Laws that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct, including any matters related to the trading of the Company's new common stock. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. The Company is not obligated to update the forward-looking statements included in this news release except as required by law.

For further information, contact:
Gary L. Tessitore
Chairman, President and Chief Executive Officer
Fansteel Inc.
847-689-4900